Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-159515 on Form S-4 of our report dated March 28, 2008, relating to the financial statements and financial statement schedule of Cenveo, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes), appearing in the Annual Report on Form 10-K of Cenveo, Inc. for the year ended January 3, 2009 and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

                                 /s/ DELOITTE & TOUCHE LLP

Stamford, Connecticut
July 29, 2009